Exhibit 99.1

CAREER EDUCATION CORPORATION ANNOUNCES CHANGES IN SENIOR LEADERSHIP

Schaumburg, Ill. (October 13, 2015) - Career Education Corporation (NASDAQ: CECO) announced several senior leadership changes today in connection with the company’s continued execution of its transformation strategy. Within the Company’s University Group, John Kline will be joining the company as Senior Vice President-American InterContinental University (AIU) reporting to Todd Nelson, Chief Executive Officer (CEO) of the Company. Mr. Kline is an experienced executive in higher education, having held prior positions with several other companies in the industry. At Colorado Technical University (CTU), Andrew Hurst, the President of CTU, will also be named as Senior Vice President-Colorado Technical University and will be reporting to the CEO.

Within the company’s Transitional Group, Julia Leeman will be named Senior Vice President-Transitional, reporting directly to Mr. Nelson where she will continue to oversee the teach-outs of the transitional schools.

Jason Friesen, Senior Vice President and Chief University Education Officer, and Lysa Clemens, Senior Vice President, Transitional Operations and Chief Transformation Officer, will be leaving the organization.

“On behalf of everyone at Career Education, I wish to express our most sincere gratitude to Jason and Lysa for their dedicated service to our schools and wish them the best,” said Todd Nelson, Chief Executive Officer. “Their hard work and leadership have significantly contributed to the progress the company has made in its transformation.”

ABOUT CAREER EDUCATION CORPORATION

Career Education’s academic institutions offer a high-quality education to a diverse student population in a variety of disciplines through online, on-ground and hybrid learning programs. Our two universities – American InterContinental University (“AIU”) and Colorado Technical University (“CTU”) – provide degree programs through the master’s or doctoral level as well as associate and bachelor’s levels. Both universities predominantly serve students online with career-focused degree programs that meet the educational demands of today’s busy adults. AIU and CTU continue to show innovation in higher education, advancing new personalized learning technologies like their intellipath™ adaptive learning platform that allow students to more efficiently move toward earning a degree by receiving course credit for knowledge they can already demonstrate. Career Education is committed to providing high-quality education that closes the gap between learners who seek to advance their careers and employers needing a qualified workforce.

A listing of individual campus locations and web links to Career Education’s institutions can be found at www.careered.com.

###

CONTACT

Investors:

Alpha IR Group

Sam Gibbons or Chris Hodges

(312) 445-2870

CECO@alpha-ir.com

or

Media:

Career Education Corporation

(847) 585-2600

Media @careered.com

Source: Career Education Corporation